 Exhibit 99.2

 Certification of Executive Vice President, Chief Financial Officer and Treasurer pursuant to the Emergency Economic Stability Act of 2008

I, Stephen J. Gilhooly, certify, based on my knowledge, that:

(i) The compensation committee of TIB Financial Corp. has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning September 14, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date (the applicable period), the senior executive officer (SEO) compensation plans and employee compensation plans and the risks these plans pose to TIB Financial Corp.;

(ii) The compensation committee of TIB Financial Corp. has identified and limited during the applicable period any features in the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of TIB Financial Corp., and during that same applicable period has identified any features of the employee compensation plans that pose risks to TIB Financial Corp. and has limited those features to ensure that TIB Financial Corp. is not unnecessarily exposed to risks;

(iii) The compensation committee has reviewed at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of TIB Financial Corp. to enhance the compensation of an employee and has limited any such features;

(iv) The compensation committee of TIB Financial Corp. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The compensation committee of TIB Financial Corp. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

(A)	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of TIB Financial Corp.;

(B)	Employee compensation plans that unnecessarily expose TIB Financial Corp. to risks; and

(C)	Employee compensation plans that could encourage the manipulation of reported earnings of TIB Financial Corp. to enhance the compensation of an employee;

(vi) TIB Financial Corp. has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), of the SEOs and twenty next most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) TIB Financial Corp. has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date;

(viii) TIB Financial Corp. has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder during the period beginning on June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date;

(ix) The board of directors of TIB Financial Corp. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by September 14, 2009; this policy has been provided to Treasury and its primary regulatory agency, and TIB Financial Corp. and its employees have complied with this policy during the applicable period and  any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) TIB Financial Corp. will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date;

(xi) TIB Financial Corp. will disclose the amount, nature, and justification for the offering during the period beginning on June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for each employee subject to the bonus payment limitations identified in paragraph (viii);

(xii) TIB Financial Corp. will disclose whether TIB Financial Corp., the board of directors of TIB Financial Corp., or the compensation committee of TIB Financial Corp. has engaged during the period beginning on June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) TIB Financial Corp. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on  June 15, 2009 and ending with the last day of TARP recipient’s fiscal year containing that date;

(xiv) TIB Financial Corp. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between TIB Financial Corp. and Treasury, including any amendments;

(xv) TIB Financial Corp. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensation employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and the name, title and employer of each SEO and most highly compensated employee identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification maybe punished by fine, imprisonment, or both. [See, for example, 18 U.S.C. 1001]

Date:  March 31, 2010

By:	/s/ Stephen J. Gilhooly
Stephen J. Gilhooly
Executive Vice President, Chief Financial Office and Treasurer